American Realty Capital Properties, Inc.

405 Park Avenue, 15th Floor

New York, NY 10022

May 28, 2013

Paul H. McDowell

William R. Pollert

Shawn P. Seale

Robert C. Blanz

Michael J. Heneghan

Paul C. Hughes

c/o CapLease, Inc.

1065 Avenue of the Americas

New York, NY 10018

Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”) by and among American Realty Capital Properties, Inc. (“Parent”), ARC Properties Operating Partnership, L.P. (the “Parent Operating Partnership”), Safari Acquisition, LLC, CapLease, Inc. (the “Company”), Caplease, LP and CLF OP General Partner LLC. Capitalized terms used but not defined herein shall have the respective meanings set forth for them in the Merger Agreement.

WHEREAS, as of the date of the letter agreement (this “Agreement”), the Company is party to employment agreements of various dates (the “Current Employment Agreements”) with each of Paul H. McDowell, William R. Pollert, Shawn P. Seale, Robert C. Blanz, Michael J. Heneghan and Paul C. Hughes (collectively, the “Executives”);

WHEREAS, the Current Employment Agreements provide that in the event of certain terminations of their employment with the Company, the Executives will be eligible to receive certain severance benefits which, if paid in connection with a change in control of the Company, would also include a gross-up payment for any amounts that constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and are subject to the excise tax imposed by Section 4999 of the Code (the “Gross-Up Payments”);

WHEREAS, following the consummation of the Merger, which will result in a change in control of the Company, the Executives’ employment with the Company will terminate and the Executives will be eligible to receive the severance payments under the Current Employment Agreements, including the Gross-Up Payments; and

WHEREAS, it is contemplated that following the Effective Time the Executives will enter new employment arrangements with Parent or an Affiliate of Parent.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, each Executive and Parent agree that either:

1.

(a) Each Executive will use his good faith efforts to negotiate and enter into an amendment to the Executive’s Current Employment Agreement, to be effective as of immediately prior to the Effective Time, to reduce the severance benefits payable and provided thereunder by an amount equal to the maximum amount that, together with any other “parachute payments” as defined under Section 280G of the Code that are payable or may be provided to the Executive, can be paid or provided without liability for the excise tax under Section 4999 of the Code (the “Severance Reduction Amount”);

AND

(b) All of the Executives and the Parent will use their good faith efforts to negotiate and enter into new employment agreement between each Executive and the Parent or an Affiliate of Parent (the “New Agreements”) that will be entered into on, and effective as of, the date following the date on which the Effective Time occurs, that will provide that: (i) compensation payable under each New Agreement will be structured in a manner so that it does not constitute a “parachute payment” as defined under Section 280G of the Code and result in any Executive becoming liable for the excise tax imposed by Section 4999 of the Code with regard to the Merger, and (ii) in connection with the Executive agreeing to provide exclusive services to the Parent or an Affiliate of the Parent following the Effective Time, the compensation payable under each New Agreement will include an amount that exceeds the Executive’s “current compensation” by an amount at least equal to the Executive’s Severance Reduction Amount, such amount to be payable to the Executive over as short a period as reasonably practicable after the Effective Time subject to appropriate vesting provisions and the Executive providing personal services within the meaning of Section 280G of the Code to the Parent or its Affiliate following the Effective Time in consideration for the payment of such amount. The term “current compensation” means the sum of the Executive’s 2013 base salary, 2012 cash bonus and 2012 long term incentive payment, all as reported in the proxy statement for the Company’s 2013 annual meeting of shareholders.

OR

2. If the transactions set forth in (1) do not occur, then, on and effective as of the date following the date on which the Effective Time occurs, all of the Executive’s and the Surviving Entity (as successor to the Company) will enter into an amendment to their respective Current Employment Agreement to provide that each Executive shall be responsible for paying one-half of any excise tax liability that the Executive incurs under Section 4999 of the Code and the Surviving Entity shall be responsible for paying one-half of such excise tax liability and shall indemnify the Executive for all tax liability that the Executive incurs on account of the Surviving Entity’s payment of one-half of the Executive’s excise tax liability under Section 4999 of the Code.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

2

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.

[Signature page follows]

3

Please confirm your agreement with the foregoing by signing and returning a copy of this Agreement to the undersigned.

Very truly yours,

American Realty Capital Properties, Inc.

By:	/s/ Brian S. Block
Name: Brian S. Block
Title: Chief Financial Officer

Agreed to and accepted by:

/s/ Paul H. McDowell
Paul H. McDowell
/s/ Shawn P. Seale
Shawn P. Seale
/s/ William R. Pollert
William R. Pollert
/s/ Robert C. Blanz
Robert C. Blanz /s/ Michael J. Heneghan
Michael J. Heneghan /s/ Paul C. Hughes
Paul C. Hughes

[Side Letter Agreement – Signature Page]